Exhibit 99.1

BrainStorm Cell Therapeutics Regains Compliance with NASDAQ Minimum Market Value Rule

NEW YORK, April 11, 2024 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI, “the Company”), a leading developer of cellular therapies for neurodegenerative diseases, today announced that it received a notification letter (the “Notification Letter on Compliance”) on April 10, 2024 from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”), indicating that the Company has regained compliance with the minimum market value of listed securities requirement set forth under Nasdaq Listing Rule 5550(b)(2) (the “Rule”).

According to the Notification Letter on Compliance, Nasdaq’s staff has determined that for the 11 consecutive business days, from March 22, 2024 through April 9, 2024, the Company’s market value of listed securities has been $35,000,000 or greater, and the Company has regained compliance with the Rule.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a leading developer of innovative autologous adult stem cell therapeutics for debilitating neurodegenerative diseases. BrainStorm holds the rights to clinical development and commercialization of the NurOwn® technology platform used to produce autologous MSC-NTF cells through an exclusive, worldwide licensing agreement. Autologous MSC-NTF cells have received Orphan Drug designation status from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of amyotrophic lateral sclerosis (ALS). BrainStorm has completed a Phase 3 trial in ALS (NCT03280056); this trial investigated the safety and efficacy of repeat administration of autologous MSC-NTF cells and was supported by a grant from the California Institute for Regenerative Medicine (CIRM CLIN2-0989), and another grant from the ALS Association and I AM ALS. BrainStorm completed under an investigational new drug application a Phase 2 open-label multicenter trial (NCT03799718) of autologous MSC-NTF cells in progressive MS and was supported by a grant from the National MS Society (NMSS).

CONTACTS

IR:
Michael Wood
Phone: +1 646-597-6983
mwood@lifesciadvisors.com